Exhibit 10.2

Seventh Amendment

To

Loan And Security Agreement

THIS Seventh AMENDMENT to LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of May 31, 2018, by and between ACCELERIZE INC., a Delaware corporation (“Borrower”) and SAAS CAPITAL FUNDING II, LLC, a Delaware limited liability company (“Lender”).

Recitals

A.     Lender and Borrower have entered into that certain Loan and Security Agreement dated as of May 5, 2016, as amended by that certain First Amendment to Loan and Security Agreement, dated as of November 29, 2016, as further amended by that certain Second Amendment to Loan and Security Agreement, dated as of May 5, 2017, as further amended by that certain Third Amendment to Loan and Security Agreement, dated as of June 16, 2017, as further amended by that certain Fourth Amendment to Loan and Security Agreement, dated as of August 14, 2017, as further amended by that certain Fifth Amendment to Loan and Security Agreement, Limited Waiver and Consent, dated as of November 8, 2017, and as further amended by that certain Sixth Amendment to Loan and Security Agreement and Consent, dated as of January 25, 2018 (and as it may be further amended, modified, supplemented or restated from time to time prior to the date hereof, the “Loan Agreement”).

B.     Lender has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.     Borrower has requested that Lender agree to (i) amend certain provisions of the Loan Agreement and add certain provisions thereto, and (ii) consent to the issuance by Borrower of additional Subordinated Debt.

D.     Lender has agreed to (i) amend certain provisions of the Loan Agreement and add certain provisions thereto, and (ii) consent to the issuance by Borrower of additional Subordinated Debt, but, in each case, only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.     Definitions. Capitalized terms used but not defined in this Amendment shall have the respective meanings given to such terms in the Loan Agreement.

2.     Amendments to Loan Agreement.

2.1     Section 2 of the Loan Agreement shall be amended by adding the following new Section 2.5 at the end thereof:

2.5 Early Termination Amounts. Notwithstanding anything contained in any Note to the contrary, to the extent Borrower elects to prepay in full all of the Advances under each Note outstanding during the period from the Seventh Amendment Effective Date through October 31, 2018, then the aggregate amount of the portion of the Early Termination Amounts payable on all Notes that is determined on the date of such prepayment as specified in the table in each Note (the “Prepayment Amount”) shall not exceed the lesser of (a) the actual Prepayment Amount so determined, or (b) Two Hundred Seventy-Five Thousand Four Hundred Ninety-Two and 77/100 Dollars ($275,492.77).

2.2     The Loan Agreement shall be amended by deleting Section 6.19 (Success Fee) in its entirety and replacing it with the following:

6.19     Success Fee. Borrower shall pay Lender a success fee (the “Success Fee”) equal to Four Hundred Ninety-Five Thousand Dollars ($495,000.00) upon the irrevocable payment in full of all outstanding Advances (whether pursuant to a pre-payment or upon maturity, whether by acceleration or otherwise) of all Notes representing all outstanding Advances; provided that such payment-in-full occurs either in connection with, or following the termination of, the commitment of Lender to make Advances under the Loan Agreement.

2.3     The Loan Agreement shall be amended by deleting Section 7.8 (Subordinated Debt) in its entirety and replacing it with the following:

7.8 Subordinated Debt. Without Lender’s prior written consent, (a) make or permit any payment on any Subordinated Debt, if any, except in accordance with the terms of any Subordination Agreement relating to such Subordinated Debt, (b) repay the Shareholder Debt except with the proceeds of a Qualified Financing in accordance with the terms of the Subordination Agreement relating to the Shareholder Debt, or (c) amend, restate, supplement or otherwise modify any of the Subordinated Debt Documents to the extent that such amendment, restatement, supplement or modification is not permitted under the applicable Subordination Agreement.

2.4     Schedule 1 of the Loan Agreement shall be amended by deleting the definition of “Shareholder Debt”, “Total Debt” and “Qualified Financing” contained therein and replacing it with, respectively, the following:

“Shareholder Debt” means that certain Subordinated Debt issued by Borrower to certain of Borrower’s shareholders on or about the Seventh Amendment Effective Date in an aggregate principal amount of One Million Five Hundred Thousand Dollars ($1,500,000).

“Total Debt” means all indebtedness, liabilities and obligations of Borrower and its Subsidiaries, including without limitation Permitted Debt; provided that, for purposes of the financial covenant set forth in paragraph (iv) of Schedule 6.17 hereto, Shareholder Debt shall be excluded from the calculation of Total Debt.

“Qualified Financing” means the issuance by Borrower of debt or equity securities or other refinancing of Borrower's outstanding Indebtedness, in a single transaction or series of related transactions which (a) results in the receipt by Borrower of gross proceeds of at least Two Million Five Hundred Thousand Dollars ($2,500,000), in the aggregate, (b) if debt securities are issued or new loans obtained, is subordinated to the Obligations at least to the same extent as the Shareholder Debt is subordinated to the Obligations, (c) has been consented to in advance and in writing by Lender and (d) is on terms and conditions reasonably satisfactory to Lender.

2.5     Schedule 1 to the Loan Agreement shall be amended by adding the following definitions for “Seventh Amendment” and “Seventh Amendment Effective Date” in their appropriate alphabetical places:

“Seventh Amendment” means that certain Seventh Amendment to Loan and Security Agreement, between Borrower and Lender, dated as of May 31, 2018.

“Seventh Amendment Effective Date” means the date that all of the conditions to the effectiveness of the Seventh Amendment have been either satisfied by Borrower or waived in writing by Lender.

2.6     Schedule 6.17 of the Loan Agreement is hereby retroactively amended, effective as of May 1, 2018, to delete paragraph (i) (“Minimum Adjusted EBITDA”) in its entirety and replace it with the following:

(i)     Minimum Adjusted EBITDA. Borrower shall not suffer or permit its average Adjusted EBITDA per month for any three (3) consecutive calendar months, with each such month’s Adjusted EBITDA to be calculated as of the last day of such month, to exceed the amounts set forth below for such periods (numbers in parentheses are negative):

Period	Minimum Adjusted EBITDA
May 1, 2018 through June 30, 2018	($350,000)
July 1, 2018 through July 31, 2018	($300,000)
August 1, 2018 through August 31, 2018	($200,000)
September 1, 2018 through September 30, 2018	($150,000)
October 1, 2018 through December 31, 2018	($100,000)
January 1, 2019 and at all times thereafter	$0

For purposes of determining Minimum Adjusted EBITDA for the period from January 1, 2018 through June 30, 2018, one-time legal, consulting, and out of pocket expenses relating to this Amendment, the Beedie Subordinated Debt Documents, and the consummation of the Permitted Beedie Debt will be excluded from the calculation of Adjusted EBITDA.

2.7     Schedule 6.17 of the Loan Agreement is hereby retroactively amended, effective as of May 1, 2018, to (a) delete paragraph (ii) (“Revenue Renewal Rate”) in its entirety and replace it with the following new paragraph (ii), and (b) delete paragraph (iv) (“Total Debt to MRR”) in its entirety and replace it with the following new paragraph (iv):

(ii)     Revenue Renewal Rate. The Borrower shall not permit its average Revenue Renewal Rate per month for any three (3) consecutive calendar months, with each such month’s Revenue Renewal Rate calculated at the end of such month within the Term, to be less than (a) seventy-five percent (75%) from the Seventh Amendment Effective Date through October 31, 2018, and (b) eighty percent (80%) on November 1, 2018 and at all times thereafter.

(iv)     Total Debt to MRR. Borrower shall not suffer or permit the ratio of Total Debt to MRR calculated on a consolidated basis for Borrower and its Subsidiaries as of the last day of any calendar month occurring during the periods set forth below, to exceed the ratios set forth below for such periods:

(A)     6.50:1.00 from the Sixth Amendment Effective Date through October 31, 2018; and

(B)     6.00:1.00 from and after November 1, 2018.

3.     Limitations.

3.1     The amendments set forth in Section 2 above are effective solely for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Lender may now have or may have in the future under or in connection with any Loan Document.

3.2     This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.        Representations and Warranties. To induce Lender to enter into this Amendment, Borrower hereby represents and warrants to Lender as follows:

4.1     Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents, are true, accurate and complete as of the Seventh Amendment Effective Date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2     Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under this Amendment and the Loan Agreement, as amended by this Amendment;

4.3     The organizational documents of Borrower delivered to Lender on or about May 5, 2016, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4     The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under this Amendment and the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5     The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under this Amendment and the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6     The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under this Amendment and the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made;

4.7     This Amendment has been duly executed and delivered by Borrower and each of this Amendment and the Loan Agreement as amended by this Amendment, is the binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights; and

4.8     Borrower has not assigned the Loan Agreement or any of its rights or obligations (including, without limitation, the Obligations) thereunder.

5.     Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. The exchange of copies of this Amendment and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Amendment as to the parties hereto and may be used in lieu of the original Amendment for all purposes.

6.     Expenses. Without limitation of the terms of the Loan Documents, and as a condition to the effectiveness of this Amendment, Borrower shall reimburse Lender for all its costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with this Amendment or that are otherwise outstanding. Lender, at its discretion, is authorized (x) to charge said fees, costs and expenses to Borrower’s loan account or any of Borrower’s deposit accounts or (y) to directly invoice Borrower for such fees, costs and expenses.

7.     No Third Party Beneficiaries. This Amendment does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Amendment.

8.     Loan Documents; Indemnity. For purposes of clarity and not by way of limitation, Borrower and Lender acknowledge and agree that this Amendment is one of the Loan Documents and that the indemnification provided pursuant to Section 12.2 of the Loan Agreement applies hereto.

9.     Effectiveness. This Amendment shall be deemed effective and the consent set forth herein is conditioned upon (a) the due execution and delivery of this Amendment by each party hereto, (b) the delivery to Lender of a Subordination Agreement relating to the Shareholder Debt, in form and substance reasonably satisfactory to Lender, duly executed by the parties thereto, (c) the delivery to Lender of true, accurate and complete copies of any amendments to the Beedie Subordinated Debt Documents, as in effect as of the Seventh Amendment Effective Date, in form and substance reasonably satisfactory to Lender, duly executed by the parties thereto, (d) the receipt by Borrower of the proceeds of the Shareholder Debt from certain of Borrower’s shareholders, and (e) the payment by Borrower of the fees and expenses set forth in Section 6 above.

[Signatures on next page]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

LENDER	BORROWER
SAAS CAPITAL FUNDING II, LLC By: /s/ Todd Gardner Name: Todd Gardner Title: President	ACCELERIZE INC. By: /s/ Anthony Mazzarella Name: Anthony Mazzarella Title: Chief Financial Officer

Signature page to

Seventh Amendment to Loan and Security Agreement